SECTION XI
Code of Ethics

It is important to remember at all times that the interests of our clients, as well as shareholders of the funds for which we act as investment adviser or subadviser, must always come first.  Accordingly, all personal securities transactions must be conducted in a manner consistent with our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility.  This Code of Ethics (“Code”) is designed to contain provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by any federal securities law, rule or regulation.  This Code should be read in conjunction with the Policies and Procedures Designed to Detect and Prevent Insider Trading in Section XIII the Companies’ Compliance Manual, as updated from time to time.

A.	Definitions.

1.	“Access Person” means:

(a)	any director, trustee, officer or general partner of the Companies, except as set forth in paragraph A.1.(d) hereof;

(b)
any director, limited liability company manager, officer or general partner of the Companies who, with respect to any Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by the Companies to Clients; and

(c)	For the purposes of this Code of Ethics, all employees of the Companies shall be treated as Access Persons.

2.
A Security is “being considered for purchase or sale by a Client” (i) when a recommendation to purchase or sell a Security has been made and communicated to a Client and (ii) with respect to the person making the recommendation, when such person seriously considers making such a recommendation or intends to make such a recommendation, or when such person has acted so as to convey an indication to another person that a Security is under such serious consideration or that such person has an intention to make a purchase or sale recommendation with respect thereto; nevertheless, a Security is not “being considered for purchase and sale by a Client” solely by reason of that Security being subject to normal review procedures applicable to portfolio Securities of a Client or normal review procedures which are part of a general industry or business study, review, survey or research or monitoring of securities markets.

3.
“Beneficial ownership” means an interest held by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security.  A person may have an indirect pecuniary interest in Securities held by, among others, a family member sharing the same household and a partnership of which such person is a general partner.  A person may also be deemed to have an indirect pecuniary interest in a Security by holding derivative securities or rights with respect to the Security and in other similar circumstances.

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4.	“Client” means any person or entity which has an advisory account with the Companies, including any fund advised or subadvised by the Companies.

5.
“Compliance Officer” means any person designated by the Companies to oversee compliance with this Code.  In the event such designated Compliance Officer’s conflict, unavailability or inability to act, any officer or manager of the Companies not involved in the proposed transaction may serve as the Compliance Officer.

6.
“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  A person who directly or indirectly owns beneficially more than 25% of the voting Securities of a company shall be presumed to control such company.

7.
For purposes of the prohibitions in Section B of this Code on purchases and sales of certain Securities, “directly or indirectly” shall be deemed to include within such prohibitions any transaction involving (a) any other Securities of the same issuer, and (b) any derivative security or other instrument (including options and futures contracts) relating to the same Security or any other Security of the same issuer.

8.
“Infrastructure Securities” means Securities of publicly-traded companies principally engaged in the infrastructure industry.  A company is considered to be principally engaged in the infrastructure industry if, in the opinion of the Companies, at least 50% of its revenue, or at least 50% of the market value of its assets, is attributable to the ownership, construction, management or sale of infrastructure assets, which may include toll road and bridge owners/operators; airport owners/operators; seaport owners/operators; transmission, distribution and storage (oil, gas, electricity) companies; timber companies; owners/operators of communications/data satellites, towers and networks.  The definition of Infrastructure Securities shall be interpreted in light of any current prospectus of a fund in effect at the time of any proposed transaction.

9.	“Purchase or sale of a Security” includes, among other things, the purchase, sale or other transaction involving an option, futures contract or similar derivative instrument relating to a Security.

10.
“Real Estate Securities” means Securities of publicly-traded companies principally engaged in the real estate industry.  A company is considered to be “principally engaged in the real estate industry” if, in the opinion of the Companies, at least 50% of its revenue, or at least 50% of the market value of its assets, is attributable to the ownership, construction, management or sale of residential, commercial or industrial real estate.  Companies principally engaged in the real estate industry may include, among others, equity and mortgage real estate investment trusts (REITs), real estate operating companies (REOCs), real estate master limited partnerships, real estate brokers and developers, and commercial mortgage backed securities (CMBS) and other types of real estate collateralized debt obligations (CDOs) or real estate asset backed securities.  The definition of Real Estate Securities shall be interpreted in light of any current prospectus of a fund in effect at the time of any proposed transaction.

10.
“Security” means any note, stock, bond, debenture, investment contract, mineral1interest, option contract, open-ended exchange-traded funds, unit investment trust exchange traded funds and all other interests or instruments commonly known as a “security”, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares issued by other open-end and closed end mutual funds (other than those mutual funds, if any, advised by the Companies).

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B.	Prohibited Actions.
1.	General Prohibition on Unlawful Actions. No Access Person, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Client, shall:

a.	employ any device, scheme or artifice to defraud any Client;

b.
make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

c.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or

d.	engage in any manipulative practice with respect to any Client;

2.	Prohibited Purchases and Sales.

a.
No Access Person shall, directly or indirectly, purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by or for any Client.

b.
As of the date of this Code, the Companies primarily give investment advice to Clients relating to Real Estate Securities and Infrastructure Securities.  The Compliance Officer or designee may grant waivers of the prohibitions or limitations of the foregoing upon prior written application by an Access Person, if a determination can be made that the Access Person’s proposed transaction is reasonable and not harmful to or otherwise affecting any Client’s interests or the market for such Security.  In reaching such a determination, the time period between transactions, the normal trading volume for the Security and the respective size of the transactions of the Client(s) and Access Person shall be considered.

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c.
Notwithstanding anything contained in this Section B.2 to the contrary, from and after the date of this Code, no Access Person shall acquire any direct or indirect beneficial ownership in any Real Estate Securities or Infrastructure Securities.  If, however, as of the date of this Code, an Access Person holds any Real Estate Securities or Infrastructure Assets such Access Person may dispose of such Securities upon the prior written approval of the Compliance Officer.  Approval of dispositions of these types of Securities will be granted only in extraordinary circumstances which will be assessed on a case-by-case basis.

(1) Brookfield Asset Management Inc. Exception. Brookfield Asset Management Inc. (“BAM”) securities are generally considered “Real Estate Securities” by this Section and therefore are subject to the restrictions of this Section.  However, for purposes of this Section, the BAM shares, and any other BAM related shares, received by BRL employees pursuant to the November 16, 2007 sale of Redding Management Inc. to Brookfield Asset Management Inc. shall be considered as “Securities” and not “Real Estate Securities”.

3.	Pre-Approval of IPOs, and Limited Offerings.

a.	No Access Person shall, without the prior written approval of the Compliance Officer, acquire or dispose of any direct or indirect beneficial ownership in:

(1) any Securities in an initial public offering (an “IPO”);

(2) any Securities in a limited offering (e.g., private placement).

b.
Approval of purchases and sales of these types of Securities will be granted only in extraordinary circumstances which will be assessed on a case-by-case basis.  In reviewing requests for approval of a transaction by an Access Person involving such Securities, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such Access Person by virtue of his or her position with a Fund or the Companies.

c.
An Access Person who has been authorized to acquire Securities in a limited offering (or to dispose of such Securities) shall be required to disclose such investment whenever that Access Person plays a part in the Companies’ subsequent consideration of an investment in the issuer.

d.
The Compliance Officer will maintain a record of any decision, and the reasons supporting such decision, to approve the acquisition of Securities in an IPO or a limited offering (or the disposition of such Securities) for at least five (5) years after the end of the fiscal year in which the approval is granted.

4.	Disclosure to Non-Access Persons

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a.
No Access Person may disclose or share information regarding any Securities that are being considered for purchase or sale by or for a Client to any non-Access Persons, specifically including without limitation non-employee directors and non-employee individuals who may utilize office space at one of the Companies, without written authorization from the Compliance Officer.

b.
In addition to other provisions of this Compliance Manual related to confidentiality and security of books and records, specifically referencing sections IV.E.2., IX and XVI.B., the Compliance Officer shall take reasonable steps necessary to ensure that non-Access Persons do not have access to information regarding Securities that are being considered for purchase or sale by or for a client.

c.	Access Persons are required to promptly report any unauthorized disclosure of information to non-Access Persons to the Compliance Officer.

C.	Exempted Purchases and Sales.

The prohibitions of Section B of this Code, other than the general prohibitions of B.1 and B.4, shall not apply to:

1.	Absence of Investment Power. Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control.

2.	Involuntary Transactions. Purchases or sales of Securities which are non-volitional on the part of either the Access Person or a Client.

3.	Dividend Reinvestment. Purchases which are part of an automatic dividend reinvestment plan.

4.
Pro Rata Rights.  Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.
Funds, Employee Benefit Plans and Private Investment Vehicles.  Purchases or sales effected for any account of an employee benefit plan or private investment vehicle, such as limited partnerships or limited liability companies, in which any Access Person is among the investors, provided that such purchases or sales are made in accordance with the Companies’ aggregation policies.

6.
Systematic Investment Plan.  Purchases effected through a systematic investment plan involving automatic investment of a predetermined amount on predetermined dates, provided such plan receives the prior written approval of the Compliance Officer.

7.	Exemption for Municipal Securities. Purchases and sales, or series of related transactions, involving less than $50,000 of municipal securities.

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A series of transactions in the Securities of a company shall be deemed to be related if occurring within seven days and shall be deemed not to be related if occurring more than 14 days apart.  The foregoing exemptions shall not apply to Real Estate Securities, or to unit investment trusts, or hybrids thereof, that make substantial investments in Real Estate Securities.

D.	Gifts and Entertainment.

1.
Access Persons are prohibited from soliciting personal payments or gifts of more than de minimis value to influence, support or reward service, transaction or business involving the Companies, or that appears to be made or offered in anticipation of future service, transaction or business opportunity.  A payment or gift includes any fee, compensation, remuneration or thing of value.

2.	The acceptance of some types of unsolicited reasonable business gifts are permissible, providing the following requirements are met:

a.	Cash gifts of any amount are prohibited. This includes cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash.

b.	Gifts, other than cash, given in connection with special occasions (e.g., promotions, retirements, weddings), of reasonable value as defined by the Companies’ procedures are permissible.

c.
Reasonable and conventional business courtesies, such as joining a client or vendor in attending sporting events, golf outings or concerts, provided that such activities involve no more than the customary amenities.

3.
Access Persons are prohibited from accepting any gift or thing of more than de minimis value from any person or entity that does business with or on behalf of the Companies or a Fund.  The Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $200.  Each Access Person shall certify quarterly that, during the preceding quarter, he or she has not accepted any gift or thing with a value of greater than $200 without first consulting the Compliance Officer.

E.	Service as a Director and External Business Activities.
Access Persons are prohibited from serving on the boards of directors of other companies if, in the determination of the Compliance Officer, such service is inconsistent with the interests of a Fund and its shareholders.  If the Compliance Officer has approved such service by an Access Person, that Access Person shall be isolated, through so-called “Chinese Wall” procedures, from persons making investment decisions with respect to such issuer.

Access Persons must seek the approval of the Compliance Officer to engage in business activities outside of his or her employment at the Companies.  Access Persons will need to provide information about:  (i) the nature of the outside business activities; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activities.  All of the Companies’ employees will also be required to annually update his/her employer of his or her outside business activities.

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F.	Questionable Payments

It is a criminal offense for any employee to use the Companies’ resources, or to make payments of any kind, for the benefit of any government, government official, financial institution1 or employee thereof, or industry official with the intent of inducing or influencing the recipient to misuse his or her position.  Any such action is forbidden.

No payment on behalf of the Companies shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that prescribed by the documents supporting such payment.  It is strictly prohibited for any person, directly or indirectly, to offer to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business.

G.	Financial Institutions Bribery Statute

It is a felony under U.S. federal law to give, offer or promise anything of value with the intent to influence or reward an officer, director, employee, agent or attorney of a financial institution (as described in footnote 1) in connection with any transaction or business of such financial institution.  It is also a federal crime for an officer, director, employee, agent or attorney of a financial institution to solicit or demand (for his or her benefit or the benefit of another person or entity), accept or agree to accept anything of value from any person with the intent to be influenced or rewarded in connection with any business or transaction of such financial institution.  The phrase "anything of value" is comprehensive and expansive and can include literally anything, big or small, tangible or intangible, including ordinary and customary business gifts, drinks, dinners, cab fare, flowers, use of telephones or automobiles, etc.  Even for minimal gifts, offers, promises and payments of less than $100, violators face penalties of up to $1,000 and imprisonment for up to one year.

H.	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act ("FCPA") makes it unlawful for any U.S. company - as well as any of its officers, directors, employees, agents or stockholders acting on its behalf - to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business.  Violators are subject to severe civil and criminal penalties, up to and including imprisonment.  Other countries have similar laws.  It is the policy of the Companies to strictly comply with the FCPA and all other applicable laws against bribery and other improper payments.

_____________________
1  A "financial institution" includes (1) a bank holding company; (2) a savings and loan holding company; (3) any bank the deposits of which are insured by the Federal Deposit Insurance Corporation; (4) any member of the Federal Home Loan Bank System; (5) any Federal Home Loan Bank; (6) any credit union the accounts of which are insured by the National Credit Union Share Insurance Fund; (7) any federal land bank, federal land bank association, federal intermediate credit bank, production credit association, bank for cooperatives; and (8) a small business investment company.

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Under the FCPA, a "foreign official" includes any officer or employee of a foreign government or any department, agency or instrumentality thereof.  Accordingly, the FCPA's prohibitions extend to all government employees, no matter how low-ranking or high-ranking, and to employees of government-owned business entities as well as government agencies.  Not only the payment of money, but the giving of "anything of value" to a foreign official, foreign political party or official or candidate for foreign political office is prohibited.  The FCPA does permit certain small "facilitating" or "expediting" payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties.  The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government.  However, before offering or making any type of gift or payment to or on behalf of a foreign official, employees must obtain written approval in advance from the Compliance Officer.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits U.S. companies from making payments to third parties - such as a foreign partner, sales agent or other intermediary - with knowledge that all or a portion of the payment will be passed on to a foreign official.  The FCPA's definition of "knowledge" is broader than actual knowledge.  A company is deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a "high probability" that such a payment will be made.  The purpose of this standard is to prevent companies from adopting a "head in the sand" approach to the activities of their foreign agents and partners.  Accordingly, before  the Companies retain any agent or intermediary who may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, written approval must be obtained in advance from the Compliance Officer

I.	Reporting.

1.	Initial and Annual Reports by Access Persons. Each Access Person shall:

a.	provide an initial report of all personal holdings of Securities within 10 days of becoming an Access Person; and

b.	provide an annual report of all personal holdings of Securities as of December 31 (or other date acceptable to the Compliance Officer) within thirty days of such date.

Such reports shall be made on a form supplied by the Compliance Officer, which may incorporate duplicate confirmation statements.

2.
Content of Initial and Annual Reports.  The reports required by Section F.1 above shall contain, at a minimum, (a) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any direct or indirect beneficial ownership, (b) the name of the broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit, and (c) the date the Access Person submits the report.

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3.
Duplicate Confirmation Statements for Access Persons.  Each Access Person shall instruct any broker, dealer or bank with or through whom a Security transaction is effected in which such Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in such Security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements are sent to the Access Person.

4.
Quarterly Reporting by Access Persons.  Within 30 days after the end of each calendar quarter, each Access Person shall report to the Compliance Officer all Securities transactions taking place during the preceding calendar quarter in any account with respect to which the Access Person is a beneficial owner.  Such quarterly reports may incorporate information relating to Security transactions from brokerage confirmation statements.  If the Access Person did not execute any such transactions during the preceding calendar quarter, he or she shall report such fact to the Compliance Officer.  Such quarterly reports shall be made on a form supplied by the Compliance Officer, which may incorporate duplicate confirmation statements.

5.
Content of Quarterly Reports.  The reports required by Section F.4 above shall contain, at a minimum, with regard to any particular securities transaction, (a) the date of the transaction, the CUSIP number, the interest rate and maturity rate (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved, (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (c) the price of the security at which the transaction was effected, (d) the name of the broker, dealer or bank with or through which the transaction was effected, and (e) the date the Access Person submits the report.

6.
Opening Brokerage Accounts for Access Persons.  Prior to the opening of an account for the purpose of executing Securities transactions, each Access Person (other than Independent Directors of a Fund or of the Companies) shall obtain the written consent of the Compliance Officer.

7.	Exceptions to Reporting Requirements.

Non-Discretionary Accounts.  No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

8.
Disclaimer of Beneficial Ownership.  Any report made under this Section I may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

J.	Completion of Disciplinary Questionnaire

To ensure that the Companies are able to monitor their employees in a manner that will allow them to fulfill fiduciary responsibilities to Clients and/or be in a position to properly complete regulatory filings, all Access Persons are required to complete the form of disciplinary questionnaire provided by the Compliance Officer.  Access Persons may be requested to update the questionnaire on an annual basis.

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K.	Enforcement and Sanctions.

1.
Penalties for Violations of this Code.  Upon discovering or otherwise being informed of a violation of this Code, the officers or managers of the Companies may impose such sanctions as deemed appropriate in light of the circumstances, including, without limitation, a letter of censure, a fine, and suspension or termination of the employment of the person involved in the violation.

2.	Violations of the Code. All employees are required to notify the Compliance Officer of any Code violation.

L.	Administration of the Code.

1.	Appointment of a Compliance Officer. The Companies shall appoint a Compliance Officer and shall keep a record for five years of the persons serving as Compliance Officer and their dates of service.

2.
Administration of the Code.  The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

3.
Record of Violations of the Code.  The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

4.	List of Access Persons. The Compliance Officer shall prepare a list of the Access Persons, shall update the list as necessary, and shall maintain a record of former lists of Access Persons.

5.
Notice of Status as Access Person.  The Compliance Officer shall notify each Access Person of his or her status, provide each with a copy of this Code, and obtain an acknowledgment from each of receipt of this Code.

6.	Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access Person, who shall acknowledge receipt thereof.

7.
Exemptions to the Code.  In the event any person or employee is exempt from any sections of this Code of Ethics, a written memorandum shall specify the section(s) from which the person is exempted and the reasons for such exemption.

8.	Annual Report. Not less than once a year the Compliance Officer shall furnish to managers of the Companies, a written report that:

(a)
describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations (the annual report may incorporate by reference information included in any written reports previously presented to the boards); and

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(b)	certifies that the Companies have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

9.
Changes to the Code.  The managers of the Companies shall consider and determine whether to approve any material change to this Code at the next regular meeting of the managers after such change, but in no event more than six (6) months after such material change.

10.	Maintaining Copies of Versions of the Code. A copy of each version of the Code shall be maintained for five years in an easily accessible place.

M.	Training.

The Compliance Officer, or its designee, shall provide Code of Ethics training, and other Compliance Manual training as applicable, to all newly hired employees promptly after being hired and to all employees at least annually.

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